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                                                                     EXHIBIT 12

                                   CSFB (USA), INC.
          STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (In thousands, except for ratio)

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                                                                                                            FOR THE
                                                                                                          NINE MONTHS
                                                            FOR THE YEARS ENDED                               ENDED
                                     ------------------------------------------------------------------   -----------
                                        1995           1996         1997          1998         1999          9/00

Earnings:
    Income before provision for
      income taxes                   $  298,500    $  473,800    $  661,100    $  600,500    $  953,500    $  725,700

Add: Fixed Charges
    Interest expense (gross)          2,699,769     2,865,800     4,012,209     4,501,242     4,839,810     5,451,692

        Interest factor in rents         22,064        25,515        29,351        38,517        52,563        44,133
                                     ----------    ----------    ----------    ----------    ----------    ----------
        Total fixed charges           2,721,833     2,891,315     4,041,560     4,539,759     4,892,373     5,495,825

Earnings before fixed charges,
  and provision for income taxes     $3,020,333    $3,365,115    $4,702,660    $5,140,259    $5,845,873    $6,221,525
                                     ==========    ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges         1.11          1.16          1.16          1.13          1.19          1.13
                                     ==========    ==========    ==========    ==========    ==========    ==========
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